UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 25, 2008
FEDERAL HOME LOAN BANK OF DALLAS
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51405	71-6013989
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation or organization)	Number)	Identification No.)

8500 Freeport Parkway South, Suite 600		75063-2547
Irving, TX		(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(214) 441-8500
Former name or former address, if changed since last report:
Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On November 25, 2008, the Federal Home Loan Bank of Dallas (the “Bank”) completed its director election process for both member and independent directorships that will commence on January 1, 2009. This process took place in accordance with the rules governing the election of Federal Home Loan Bank directors as specified in the Federal Home Loan Bank Act of 1932, as amended, and the related regulations of the Federal Housing Finance Agency. A description of the Bank’s director election process is contained in the Bank’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 28, 2008. Recent modifications to the Bank’s director election process are described in the Bank’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2008.
Three member directors and one independent director, all of whom currently serve on the Bank’s Board of Directors, were each elected to serve four-year terms that will commence on January 1, 2009.
Lee R. Gibson and Howard R. Hackney were each re-elected to represent the State of Texas. Mr. Gibson serves as Executive Vice President and Chief Financial Officer of Southside Bank in Tyler, Texas and has served as a member director of the Bank since January 1, 2002. Mr. Gibson currently serves as Chairman of the Bank’s Board of Directors. He also serves on the Board of Directors’ Executive Committee (for which he serves as Chairman), Audit Committee, Risk Management Committee, Compensation and Human Resources Committee, Strategic Planning Committee, Government Relations Committee, and Affordable Housing and Economic Development Committee. Mr. Hackney serves as a director of Texas Bank and Trust Company in Longview, Texas and has served as a member director of the Bank since January 1, 2003. Currently, Mr. Hackney serves on the Board of Directors’ Executive Committee, Audit Committee (for which he serves as Chairman), and Strategic Planning Committee.
In addition, Joseph F. Quinlan, Jr. was elected to represent the State of Louisiana. Mr. Quinlan serves as Chairman of First National Banker’s Bank in Baton Rouge, Louisiana and has served as a member director of the Bank since April 22, 2008. Mr. Quinlan currently serves on the Board of Directors’ Risk Management Committee and Strategic Planning Committee.
Finally, Margo S. Scholin was elected as an independent director. Ms. Scholin is a partner with the law firm of Baker Botts L.L.P. in Houston, Texas and has served as an appointed (now independent) director of the Bank since April 10, 2007. Currently, Ms. Scholin serves on the Board of Directors’ Compensation and Human Resources Committee (for which she serves as Vice Chairman) and Audit Committee.
Since January 1, 2007, the Bank has not engaged in any transactions with any of the above-named persons or any members of their immediate families that require disclosure under applicable rules and regulations. There are no arrangements or understandings between any of the elected directors named above and any other persons pursuant to which that director was selected.
As a cooperative, the Bank’s products and services are provided almost exclusively to its members. In the ordinary course of business, transactions between the Bank and its members are carried out on terms which either are determined by competitive bidding in the case of auctions for Bank advances and deposits or are established by the Bank, including pricing and collateralization terms, under its Member Products and Credit Policy, which treats all similarly situated members on a non-discriminatory basis. The Bank provides, in the ordinary course of its business, products and services to members whose officers or directors serve (or have been elected to serve) as member directors of the Bank. The Bank’s products and services are provided to such members on terms that are no more favorable to them than comparable transactions with other similarly situated members of the Bank whose officers or directors do not serve as member directors of the Bank.
The terms of directors Melvin H. Johnson, Jr. and Clarence G. Simmons, III will expire on December 31, 2008. Mr. Johnson has served as a member director representing the State of Texas since January 1, 2006. Mr. Simmons has served as an appointed director since April 10, 2007.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Dallas
Date: November 26, 2008	By:	/s/ Tom Lewis
Tom Lewis
Senior Vice President and Chief Accounting Officer